Exhibit 23.1

KPMG AZSA & Co.
Marunouchi TrustTower North 10F	Tel +81-3-5218-6300
8-1, Marunouchi, 1-Chome	Fax +81-3-5218-6301
Chiyoda-ku, Tokyo 100-8250, Japan

Independent Auditors’ Consent

The Board of Directors and Stockholders

FUJIFILM Arch Co., Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-71721 and 333-54098) on Form S-8 of Arch Chemicals, Inc. of our report dated June 4, 2004, with respect to the consolidated balance sheet of FUJIFILM Arch Co., Ltd. and subsidiaries as of March 31, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year ended March 31, 2004, which report appears in the December 31, 2003 annual report on Form 10-K/A (Amendment No. 1) of Arch Chemicals, Inc.

Tokyo, Japan

July 20, 2004